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EXHIBIT 10.7

MID-STATE BANK & TRUST
2001 DEFERRED COMPENSATION PLAN

        WHEREAS, MID-STATE BANK & TRUST (the "Bank"), by resolution of its Board of Directors, hereby adopts, effective November 1, 2001, this 2001 Deferred Compensation Plan (the "Plan") for the purpose of providing performance-oriented deferred compensation for personnel of the Bank, and

        NOW, THEREFORE, it is hereby declared as follows:

ARTICLE 1
DEFINITIONS

        1.1  Title.    This Plan shall be known as the Mid-State Bank & Trust 2001 Deferred Compensation Plan.

        1.2  Definitions.

          (a)  "Account" shall mean the Participant Deferred Account and/or the Discretionary Contribution Account established pursuant to Section 5.1 for bookkeeping purposes and maintained by the Committee for each Participant under this Plan for each Plan Year.

          (b)  "Affiliate" shall mean:

            (1)  any corporation while it is a member of the same controlled group of corporations (within the meaning of Code Section 414(b)) as the Bank,

            (2)  any organization while it is under "common control" with the Bank (within the meaning of Code Section 414(c));

            (3)  any organization while it is an "affiliated service group" together with the Bank (within the meaning of Code Section 414(m)); or

            (4)  any other entity while it is required to be aggregated with the Bank under Code Section 414(o);

provided, however, that the phrase "more than 50 percent" shall be substituted for the phrase "at least 80 percent" each place the latter appears in Code Section 1563 and in the regulations under Code Section 414(c).

          (c)  "Bank" shall mean Mid-State Bank & Trust, a California banking corporation, and any successor thereto.

          (d)  "Base Salary" shall mean, in the case of an employee Participant, the fixed annual compensation paid to an employee by the Employer during a Plan Year.

          (e)  "Beneficiary" shall mean the person last designated in writing by the Participant to the Committee as the Participant's beneficiary under this Plan, or, if there is no designated beneficiary or the designated beneficiary does not survive the Participant, the Participant's estate.

          (f)    "Board of Directors" shall mean the Board of Directors of the Bank

          (g)  "Break in Service" shall mean any Plan Year during which a Participant completes less than 1,000 hours of employment with the Bank and the Affiliates.

          (h)  "Cause" shall mean termination upon (a) the willful and continued failure by a Participant to perform substantially his or her duties with the Employer (other than any such failure resulting from his or her incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the Participant by the Chairman of the Board or the Vice Chairman of the Board or the

  President of the Employer which specifically identifies the manner in which such executive believes that the Participant has not substantially performed his or her duties, or (b) the willful engaging by a Participant in illegal conduct which is materially and demonstrably injurious to the Employer. For purposes of this definition, no act, or failure to act, on a Participant's part shall be considered "willful" unless done, or omitted to be done, by a Participant in bad faith and without reasonable belief that his or her action or omission was in, or not opposed to, the best interests of the Employer.

          (i)    "Change in Control Event" shall have the meaning set forth in Section 6.4.

          (j)    "Committee" shall mean the committee appointed by the Board of Directors pursuant to the provisions of this Plan.

          (k)  "Code" shall mean the Internal Revenue Code, as amended from time to time, all successor laws thereto, and any regulations or guidance promulgated thereunder. Where the Plan refers to a particular section of the Code, the reference shall also apply to any successor to that section.

          (l)    "Deferral Election" shall mean an election made under Section 7.1.

          (m)  "Disability" shall mean any mental or physical condition, illness, or injury which renders a Participant unable to perform his or her employment duties in a normal and regular manner, and which is expected to result in death or has lasted or is expected to last for a continuous period of not less than six (6) months. Disability shall be determined by a physician acceptable to both the Committee and the Participant

          (n)  "Discretionary Contribution" shall have the meaning set forth in Section 4.3.

          (o)  "Discretionary Contribution Account" shall mean the Discretionary Contribution Account for a Participant as provided for in Section 5.1.

          (p)  "Eligible Investment" shall have the meaning set forth in Section 5.4(b).

          (q)  "Employer" shall mean the Bank and any Affiliates authorized by the Board of Directors to adopt this Plan, and which, by direction of the Affiliate's board of directors, or appropriate executive authority if a partnership or proprietorship, adopts this Plan.

          (r)  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, all successor laws thereto, and any regulations or guidelines promulgated thereunder. Where the Plan refers to a particular section of ERISA, the reference shall also apply to any successor to that section.

          (s)  "Full Year of Service" shall mean any calendar year in which an individual completes at least 1,000 hours of employment with the Bank or the Affiliates.

          (t)    "Other Compensation" shall mean all other compensation earned by a Participant in a Plan Year, irrespective of whether such other compensation is paid to a Participant in a subsequent Plan Year, and includes, but shall not be limited to, annual bonuses, long-term incentive amounts and any amounts contributed to the 401(k) plan in excess of any limits to such plan and in the case of a director Participant, the monthly fees for attendance at meetings of the Board of Directors and committees of the Bank. "Other Compensation" shall not include (i) a Participant's Base Salary nor (ii) any non-cash benefits or perquisites which may be available to the Participant.

          (u)  "Participant" shall mean each employee of the Bank or any other Employer who is designated by the Committee as eligible to participate hereunder.

          (v)  "Participant Deferral" shall have the meaning set forth in Section 4.1.

          (w)  "Participant Deferral Account" shall mean the Participant Deferral Account for a Participant as provided for in Section 5.1.

          (x)  "Plan" shall mean this 2001 Deferred Compensation Plan, as set forth herein.

          (y)  "Plan Year" shall mean any calendar year during which the Plan is in effect beginning January 1, 2001.

          (z)  "Retirement"shall mean early, normal, or deferred retirement as set forth in the Bank's Policy Manual.

          (aa)   "Trust" shall mean the trust established concurrently herewith entitled the "Trust under Mid-State Bank & Trust 2001 Deferred Compensation Plan."

          (bb)   "Withdrawal Notice" shall have the meaning set forth in Section 7.2

ARTICLE 2
PARTICIPATION

        2.1  Eligibility.    Directors of the Bank and such other persons holding a position of Senior Vice President or above at the Bank, its successors, or Affiliates as the Committee may from time to time designate shall be eligible to participate in the Plan.

        2.2  General Restriction.    Participation shall be limited to a "select group of management or highly compensated employees" within the meaning of ERISA Section 201(2).

        2.3  Continuance as Participant.    Every person who becomes a Participant shall continue to be a Participant until the date he or she:

          (a)  Resigns or is dismissed as an employee of the Bank or its Affiliates; or ceases to be a Director of the Bank

          (b)  Retires on or after attaining his or her normal retirement date (as set forth in the Bank's Policy Manual); or

          (c)  Dies or suffers a Disability.

        2.4  Break in Service.    Any person who after becoming a Participant has a Break in Service shall cease to be a Participant in this Plan until, after returning to work, he or she has completed one thousand (1,000) hours in the employment of the Bank or the Affiliates.

ARTICLE 3
ADMINISTRATION OF PLAN

        3.1  Members.    The Committee hereunder shall consist of five (5) members appointed by the Board of Directors. Notwithstanding anything to the contrary set forth herein, a Participant under the Plan shall be eligible to serve as a member of the Committee.

        3.2  Committee Action.    The Committee shall, for the purpose of administering the Plan, choose a secretary and an assistant secretary (either of whom is hereafter referred to as "Secretary") who shall keep minutes of the Committee's proceedings and all records and documents pertaining to the Committee's administration of the Plan. The Secretary may execute any certificates or other written direction on behalf of the Committee. three (3) members of the Committee shall constitute a quorum.

        3.3  Rights and Duties.    The Committee on behalf of the Participants shall be charged with the general administration of the Plan and shall have all powers necessary to accomplish those purposes including, but not by way of limitation, the following:

          (a)  To construe, interpret, and administer the Plan;

          (b)  To make determinations by the Plan and to deposit allocations into the Trust;

          (c)  To compute and certify the amount and kind of benefits payable to Participants;

          (d)  To accept on behalf of the Plan all disbursements by the Bank or the Affiliates to the Plan,

          (e)  To maintain the necessary records for the administration of the Plan; and

          (f)    To make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof.

Decisions and determinations by the Committee shall be final and binding upon all parties and shall be given the maximum deference allowed by law.

        3.4  Information.    To enable the Committee to perform its functions, the Bank and the Affiliates shall supply full and timely information to the Committee on all matters relating to the compensation of the Participants, their employment, their death or Disability, and any other pertinent facts as the Committee may require, including the amounts of Discretionary Contributions to Participants.

        3.5  Compensation, Indemnity, and Liability.    The members of the Committee shall serve without bond and without compensation for their services hereunder. All expenses of the Committee shall be paid by the Bank and the other Employers. The Bank and the other Employers shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties. No member of the Committee shall be liable for the act or omission of any other member of the Committee nor for any act or omission on his or her own part, excepting only his or her own willful misconduct or gross negligence. The Bank shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his or her membership on the Committee, excepting only expenses and liabilities arising out of his or her own willful misconduct or gross negligence.

        3.6  Taxes.    If the whole or any part of a Participant's Accounts shall become liable for the payment of any estate, inheritance, income, or other tax which an Employer shall be required to pay, the Employer shall have the power and authority to pay such tax and reduce the Participant's Accounts of the person whose interests hereunder are so liable. Prior to making any payment the Employer may require such releases or other documents from any lawful taxing authority as it shall deem necessary.

        3.7  Employment of Counsel.    The Committee may consult with legal counsel (who may be counsel for the Bank) and shall be fully protected with respect to any action taken or permitted by good faith pursuant to the advice of such counsel.

        3.8  Trust. The Committee may, with the approval of the Bank, transfer to the Trust (which has been established exclusively for this purpose) funds equivalent to the amounts deferred under this Plan (whether such amounts are deferred as Participant Deferrals or Discretionary Contributions). Such funds transferred to the Trust shall be administered as set forth under the terms and conditions of the Trust. The Bank is under no obligation to agree to transfer such funds to the Trust, and any such transfer is solely within the discretion of the Bank.

ARTICLE 4
DEFERRED COMPENSATION

        4.1  Participant Deferrals.    A Participant may defer up to 50% of his or her Base Salary and up to 100% of his or her Other Compensation for a Plan Year by making the election provided in Section 4.2 (a "Participant Deferral"). A Participant's Base Salary shall be reduced on a monthly basis based upon the percentage of his or her deferral of Base Salary. All Participant Deferrals shall be fully vested for purposes of this Plan.

        4.2  Election Procedure. (a) On or before December 31st of each year a Participant may irrevocably elect in writing to defer receipt of a portion of his or her Base Salary and Other Compensation for the 12 month period following said December 31st. In the initial year of implementation of this Plan or in the initial year of eligibility of a Participant, a deferral election may be entered into with respect to Base Salary and Other Compensation earned after the date of the election but only if: (i) in the year in which the Plan is implemented an eligible Participant shall have made an election to defer a Participant Deferral within 30 days after the Plan's effective date or (ii) in the first year in which a Participant becomes eligible to participate in the Plan the Participant shall have made the election within 30 days of the date the Participant became eligible to participate. The portion of the Base Salary and/or Other Compensation to be deferred for each year shall be set forth on an election signed by the Participant in a written form adopted by the Bank for this purpose.

          (b)  A Participant, prior to December 31st of each year, may elect to change the portion of his or her Base Salary and/or Other Compensation which is being deferred, but said change in election shall be applicable only for the succeeding Plan Year. Such an election shall be made by notifying Employer in writing prior to the December 31st preceding the Plan Year in which the election is to be applicable of the desired portion that Participant wishes to defer. Such election shall be made on an election signed by the Participant in a written form adopted by the Bank for this purpose.

        4.3  Discretionary Contributions. An Employer may, but is not required to, elect in its sole discretion to make a discretionary contribution in any Plan Year to any employee Participant at a flat dollar amount, a percentage of the Participant's contributions, or at some other identified rate, principally in the form of retention bonuses or supplemental performance bonuses (in each case, a "Discretionary Contribution"). Discretionary Contributions shall not be fully vested when made and shall vest in accordance with the provisions of Section 6.1.

ARTICLE 5
ACCOUNTS AND ALLOCATIONS

        5.1  Separate Accounts. The Committee shall establish and maintain on all books and accounts of the Plan, by Plan Year, a separate Account for each Participant which shall, in turn, be divided into separate accounts entitled "Participant Deferral Account" and "Discretionary Contributions Account". All amounts which a Participant has elected to defer pursuant to a Participant Deferral or which have been the subject of a Discretionary Contribution in favor of the Participant shall be credited to the respective Account established for such Participant.

        5.2  Allocations.    Within sixty (60) days after the close of the Plan Year, the Committee shall allocate the amount allocable under this Plan for such Plan Year by the Bank or any other Employer pursuant to Section 4.3 among the Accounts of those persons who were Participants on the last day of the Plan Year. This amount shall be allocated among such Accounts in such proportions as the Bank or other Employer shall direct the Committee.

        5.3  Investment of Accounts.    (a) The full amount of the funds credited to the Accounts of each Participant (both Participant Deferral and Discretionary Contribution Accounts) shall accrue an annual rate of return equal to ninety percent (90%) of the Bank's prime rate (as that rate may be determined from time to time by the Board of Directors). Funds remaining in the Accounts, after any installment payment described in Article 7 hereof shall continue to accrue a rate of return as set forth in this Section 5.4. This return shall be adjusted and credited to each Account quarterly.

          (b)  The amounts in a Participant's Accounts may, in lieu of the annual rate of return set forth in Subsection (a), be invested and re-invested from time to time in various investments or investment programs as shall be designated in the sole discretion of the Bank (an "Eligible Investment"). A Participant may elect, upon becoming a Participant and prior to the first day of any Plan Year, to have his or her aggregate Account balances for all Plan Years deemed to be invested in any one or more of the Eligible Investments, in whole percentages, or to change any prior election. Such election shall remain effective until revoked or modified by the Participant. In addition to the election permitted by the previous sentences, effective as of the first of the month of any other month of such Plan Year, a

  Participant may elect to change his or her deemed investment election in any one or more Eligible Investment in whole percentages. A Participant may make only one election change during any Plan Year (in addition to the initial election for such Plan Year). Bank shall not be responsible, under any circumstances whatsoever, for any loss or diminution of value resulting from the investments of Accounts in any Eligible Investments elected by a Participant.

ARTICLE 6
VESTING OF DISCRETIONARY CONTRIBUTIONS

        6.1  Fully Vested Interest.    The full amount credited yearly to the Discretionary Contributions Account established for each Participant pursuant to Section 5.1, including any interest credited thereto, shall be fully vested in the Participant for whom the Account is established after such Participant has five Full Years of Service after the Plan Year for which such contribution was made. The yearly contribution, if any, to a Participant's Discretionary Contributions Account shall vest 20% at the end of the first Full Year of Service following the Plan Year for which such contribution was made, and 20% each on the second, third, fourth and fifth Full Years of Service following the Plan Year for which such contribution was made.

        6.2  Breaks in Service.    Should a Participant have a Break in Service, the Full Years of Service rendered by the Participant after the Break in Service shall be taken into account for purposes of determining the percentage, if any, of the amount in his or her Discretionary Contributions Account derived from allocations made before the Break in Service that is vested in the Participant.

        6.3  Forfeiture of Unvested Amount.    On termination of a Participant's status as a Participant, that portion of the amount in the Participant's Discretionary Contributions Account that is not vested as provided in this Article shall be forfeited by the Participant.Notwithstanding the foregoing, where a Participant's employment with an Employer is terminated for Cause, all funds in the Participant's Discretionary Contributions Account, whether vested or not vested, shall be immediately forfeited by the Participant.

        6.4  Change in Control.    In the event of a dissolution or a liquidation of the Bank or a reorganization, merger, or consolidation of the Bank with one or more, corporations as a result of which the Bank will not be the surviving corporation, or a sale of substantially all of the assets and property of the Bank to another person, or in the event of any other single transaction involving the Bank where there is a change in ownership of at least twenty-five percent (25%), except as may result from a transfer of shares of another corporation in exchange for at least eighty percent (80%) control of that corporation (any of the foregoing being a "Change in Control Event"), notwithstanding any provision of this Plan to the contrary, the full value of each Participant's unvested interest in his or her Discretionary Contributions Account shall become fully vested upon the completion of such Change in Control Event. For purposes of this Section 6.4, the occurrence of any Change in Control Event involving Mid-State Bancshares shall be deemed to be a Change in Control Event to the Bank.

ARTICLE 7
PAYMENT OF DEFERRED COMPENSATION

        7.1  Annual Election.    On or before the December 31 preceding a Plan Year, a Participant may elect in writing to receive the amount of his or her Participant Deferral Account and the vested portion of his or her Discretionary Contribution Account which may be credited to his or her Account for said Plan Year (a "Deferral Election"), either:

          (a)  Upon Retirement, either

            (1)  In a single amount not later than sixty (60) days after the close of the Plan Year in which his or her Retirement occurred; or

            (2)  In equal monthly or annual installments over a specified number of years, which shall be not more than ten (10) years, commencing not later than sixty (60) days after the close of the Plan Year in which his or her Retirement occurred; or

            (3)  If the Bank elects to establish such a program in its sole discretion, in the form of annuity payments (pursuant to a annuity program with a commercial annuity provider licensed to do business in the State of California), commencing not later than sixty (60) days after the close of the Plan Year in which his or her Retirement occurred.

          (b)  In the third Plan Year after the Plan Year for which the Deferral Election was made, either:

            (1)  In a single amount not later than sixty (60) days after the close of the third Plan Year after the Plan Year for which such Deferral Election was made; or

            (2)  In equal monthly or annual installments over a specified number of years, which shall be not more than ten (10) years, commencing not later than sixty (60) days after the close of the third Plan Year after the Plan Year for which such Deferral Election was made; or

            (3)  If the Bank elects to establish such a program in its sole discretion, in the form of annuity payments (pursuant to a annuity program with a commercial annuity provider licensed to do business in the State of California), commencing not later than sixty (60) days after the close of the third Plan Year after the Plan Year for which such Deferral Election was made.

          (c)  Notwithstanding the foregoing, in no event shall benefit payments commence later than the year following the year in which the Participant terminates employment with the Bank or the Affiliates.

          (d)  The failure of a Participant to make an effective Deferral Election shall result in the amount of his or her Participant Deferral Account and the vested portion of his or her Discretionary Contribution Account being paid in a single amount not later than sixty (60) days after the close of the Plan Year in which his or her Retirement occurred.

        7.2  Early Withdrawal.    A Participant may elect in writing to withdraw his or her Participant Deferral Account and the vested portion of his or her Discretionary Contribution Account prior to the Participant's eligibility for distribution (a "Notice of Withdrawal"). The amount of such Accounts shall be paid to the Participant in a single amount not later than sixty (60) days after the Committee's receipt of the Notice of Withdrawal; provided, however, that the amount of such distribution shall be reduced by an amount equal to 10% of the entire value of (i) the Participant's Deferral Account and (ii) the vested portion of the Participant's Discretionary Contributions Account and provided further that the Participant shall not be eligible for further participation in this Plan for three full Plan Years after the date of such Withdrawal Notice and any unvested portion of a Participant's Discretionary Contributions Account shall be forfeited. No payment shall be made under this Section if the Committee determines that such payment would lead any other amounts deferred hereunder to be deemed constructively received under the Code.

        7.3  Death or Disability. Notwithstanding anything to the contrary herein, should a Participant die or suffer a Disability prior to termination of employment with the Bank or the Affiliates, the full value of his or her vested interest in the Discretionary Contributions Account (as of the date of death or Disability) and the full value in his or her Participant Deferral Account shall be paid to the Participant's Beneficiary or to the Participant, as the case may be, in equal monthly installments over a ten (10) year period commencing not later than sixty (60) days after the close of the Plan Year in which the death or Disability occurred.

        On the death of a Participant following retirement, payments shall be made to the Participants Beneficiary or estate in the manner prescribed by Section 7.1.

        7.4  Retirement.    Upon the retirement of a Participant, the full value of his or her vested interest in the Discretionary Contributions Account (as of the date of retirement) and the full value in his or her Participants Deferral Account shall be paid in the form elected under Section 7.1.

        7.5  Hardship.    A Participant may at any time apply to the Board of Directors in writing for the withdrawal of all or part of such Participant's Accounts for a financial emergency. The Board of Directors shall approve such withdrawal only for an unanticipated emergency that is caused by an event beyond the control of the Participant and that would result in severe financial hardship if early withdrawal were not permitted. If the Board of Directors approves such a withdrawal, such amount shall be deducted from such Participants Accounts (coming first from the Participant Deferral Account and then from the vested portion of the Discretionary Contributions Account) and paid in cash. No payment shall be made under this Section if the Committee determines that such payment would lead any other amounts deferred hereunder to be deemed constructively received under the Code.

        7.6  Termination.    Notwithstanding any provision to the contrary herein, upon a Participants termination of employment with the Bank or the Affiliates, other than by reason of retirement, death, Disability, or termination of employment for cause, the full value of his or her vested interest in the Discretionary Contributions Account (as of the date of termination) and the full value in his or her Participant Deferral Account shall be paid in a lump sum payment within sixty (60) days following the date of termination.

        7.7  Committee Discretion.    Notwithstanding the foregoing the Committee may, in its sole and absolute discretion, change the form and the timing of payments under the Plan.

        7.8  Tax Withholding.    The Bank may withhold from any payment made under this Plan (and transmit to the proper taxing authority) such amounts as it may be required to withhold under any Federal, state, or other law.

ARTICLE 8
AMENDMENT AND TERMINATION

        8.1  Amendments.    The Bank shall have the right to amend the Plan in whole or in part from time to time by resolutions of the Board of Directors, and to amend or cancel any amendments; provided, however, that no action under this Section shall cancel or affect in any way amounts previously credited to any Participant's Accounts. Such amendments shall be stated in an instrument in writing executed by the Bank in the same manner as the Plan, and the Plan shall be amended in the manner and at the time therein set forth, and all Participants shall be bound thereby.

        8.2  Discontinuance of Plan.    It is the expectation of the Bank that the Plan will be continued indefinitely, but continuance of the Plan is not assumed as a contractual obligation of the Bank or any Employer, and the right is reserved at any time to discontinue and to terminate the Plan. If the Bank decides to discontinue and to terminate the Plan, it shall notify the Committee of its action in an instrument in writing executed by the Bank in the same manner as the Plan, and the Plan shall be terminated at the time therein set forth, and all Participants shall be bound thereby; provided, however, that no action under this Section shall cancel or affect in any way amounts previously credited to any Participant's Accounts.

ARTICLE 9
MISCELLANEOUS

        9.1  Limitation on Participant's Rights.    Participation in the Plan shall not give any Participant the right to be retained in the employ of the Bank or any Affiliate or any right or interest in the Plan other than as herein provided. The Bank and the Affiliates reserve the right to dismiss any Participant without any liability for any claim against them except to the extent provided herein. The Plan shall create only a contractual obligation on the part of the Bank and shall not be construed as creating a trust. The payments to a Participant of his or her designated. Beneficiary or other beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general assets of the Bank or the Affiliates, and no person, other than the Bank or the Affiliates, shall have, by virtue of the provisions of the Plan, any interest in such assets. To the extent that any person acquires a right to receive payments from the Bank or any other Employer under the provisions hereof irrespective of whether pursuant to a participant Deferral or a Discretionary Contribution, such right shall be no greater than the right of any unsecured general creditor of the Bank or the relevant Employer

        9.2  Other Plans.    The Plan shall not affect the right of any employee or Participant to participate in and to receive benefits under and in accordance with the provisions of any other Bank or Affiliate plans which are now or hereafter in existence.

        9.3  Receipt of Release.    Any payment to any Participant in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee, the Bank and any other Employer. The Committee may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

        9.4  California Law.    To the extent not preempted by Federal Law, the Plan shall be construed, administered, and governed in all respects under and by laws of the State of California, without regard to any conflict of laws provisions. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

        9.5  Headings.    Headings and subheadings in this Plan are inserted for convenience or reference only and are not to be considered in the construction of the provisions hereof.

        9.6  Successors and Assigns.    The Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that the amounts credited to the Accounts of a Participant shall not be assignable or transferable, and any purported transfer, assignment, encumbrance, or attachment shall be void

        9.7  Intent.    The Plan is to be construed as a plan maintained to provide deferred compensation to a "select group of management or highly compensated employees" within the meaning of Section 201(2) of ERISA. The Plan is intended to be exempt from the participation, vesting, funding, and fiduciary requirements of Title 1 of ERISA, to the fullest extent permitted under the law. The Plan shall at all times be "unfunded" within the meaning of ERISA and the Code.

        9.8  Gender and Number.    Where the context permits, words in any gender shall, include any other gender; words in the singular shall include the plural, and the plural shall include the singular.

        9.9  Claim Procedure. Any claim for benefits hereunder shall be presented, in writing by or on the Participant's behalf or that of the Participant's Beneficiary, to the Employer. If a claim is wholly or partially denied, the claiming party will be so notified within thirty (30) days from the date of filing the claim. The notification will include the following:

          (a)  the specific reason or reasons for the denial;

          (b)  specific references to the provisions on which denial is based;

          (c)  a description of additional material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary; and

          (d)  an explanation of the claim review procedure described below.

        Within ninety (90) days after receiving a written notice of denial of benefits, the claiming party or his representative may request a review of the denial by the Board of Directors. Application for review must be made in writing. As part of the review process, the claiming party or his representative will be entitled to review pertinent documents and to submit issues and comments in writing.

        A hearing may be held on the review, if deemed necessary by the Board of Directors. The decision on review will be made in writing and will be rendered not later than one hundred twenty (120) days after receipt of the claiming party's request for review.

        IN WITNESS WHEREOF, the Bank has caused this Plan to be executed by its duly authorized officers this            day of             , 2001.

MID-STATE BANK & TRUST

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  EXHIBIT 10.7
MID-STATE BANK & TRUST 2001 DEFERRED COMPENSATION PLAN
ARTICLE 1 DEFINITIONS
ARTICLE 2 PARTICIPATION
ARTICLE 3 ADMINISTRATION OF PLAN
ARTICLE 4 DEFERRED COMPENSATION
ARTICLE 5 ACCOUNTS AND ALLOCATIONS
ARTICLE 6 VESTING OF DISCRETIONARY CONTRIBUTIONS
ARTICLE 7 PAYMENT OF DEFERRED COMPENSATION
ARTICLE 8 AMENDMENT AND TERMINATION
ARTICLE 9 MISCELLANEOUS